Exhibit 99.1

EMPIRE STATE REALTY TRUST APPOINTS

- JOHN B. KESSLER PRESIDENT AND CHIEF OPERATING OFFICER -

NEW YORK CITY, February 2, 2014 – Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that John B. Kessler has been appointed President and Chief Operating Officer, and has now assumed his duties. Anthony E. Malkin will continue as Chairman and Chief Executive Officer.

As President and Chief Operating Officer, Mr. Kessler will partner with Mr. Malkin to lead the organization. Specifically, Mr. Kessler will focus on real estate portfolio performance, operations, capital markets and investor relations activities. Mr. Malkin will continue to oversee long term strategy, capital markets and relationships with major tenants, investors and partners. He will also continue to have direct responsibility for the Empire State Observatory. Both executives will lead the Company’s external growth effort as it relates to potential acquisition and merger opportunities. All other senior executives continue in place.

Anthony E. Malkin, Empire State Realty Trust’s Chairman and Chief Executive Officer stated, “We are very happy to announce John as our President and Chief Operating Officer. John is a seasoned, cycle-tested executive in the real estate industry. Over 25 years, John has structured and executed complex transactions, integrated and led management teams, interacted constructively and successfully with investors, and raised capital. I have known him professionally for more than two decades, and our team has gotten to know him well through our search process. With John onboard, I can focus more of my time on special projects and long-term strategies and we have a proven veteran to enhance value and return for all ESRT’s investors.”

Mr. Kessler added, “I am excited to join Empire State Realty Trust and am honored to have the opportunity to work side by side with Tony to lead the Company. I look forward to my work with ESRT’s quality senior executive team and building upon ESRT’s iconic portfolio of assets, reputation for innovation, disciplined investment approach, and strong balance sheet.”

From 2010 to 2013, Mr. Kessler was a Managing Director in the Credit business for Fortress Investment Group LLC (NYSE: FIG) where he focused on real estate. From 1993 to 2010, Mr. Kessler held various positions in real estate at Morgan Stanley (NYSE:MS), including Global Chief Financial Officer for the Morgan Stanley Real Estate (MSRE) investing business and Managing Director. While at MSRE, he was a leader in the acquisitions of select real estate investment management operations of Lend Lease, including its Prime Property Fund, the “go private” acquisition of AMLI Residential, and in the successful integration and operation of both of these businesses. He also managed MSRE’s core equity funds and separate accounts business. Mr. Kessler received a BA cum laude from Harvard College where he studied Engineering Sciences and an MBA from the University of Chicago Booth School of Business.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.0 million rentable square feet, as of September 30, 2014, consisting of 9.3 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 731,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Properties” and (ii) in future periodic reports filed by the Company under the Securities and Exchange Act of 1934, as amended. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2013, and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

212-850-2678

IR@empirestaterealtytrust.com

Media

Sard Verbinnen & Co.

Brandy Bergman/Hugh Burns

212-687-8080